BankAtlantic Bancorp to Redeem $43.65 Million
                          Of Trust Preferred Securities

     FORT LAUDERDALE, FL, October 10, 2002 - BankAtlantic Bancorp, Inc. (NYSE:BBX), parent company of BankAtlantic, Levitt Companies, and Ryan Beck & Co., announced today that $43.65 million of its 9.5% Cumulative Trust Preferred Securities (NASDAQ: BANCP) will be redeemed effective November 12, 2002, at a redemption price of $25 per security plus accrued and unpaid distributions through the redemption date. Approximately $74.5 million of the 9.5% Trust Preferred Securities are currently outstanding. The redemption was funded primarily with proceeds received from the recently announced issuance of $35 million of Trust Preferred Securities at a floating rate equal to the three-month LIBOR plus 340 basis points (currently 5.2%). Wilmington Trust Company, property trustee of the issue, will select the Trust Preferred Securities to be redeemed, and notify the holders of those securities of the redemption. Any questions should be directed to the trustee at: Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 Attention: Corporate Trust Administrator.

About BankAtlantic Bancorp:

     BankAtlantic Bancorp (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic, Levitt Companies, and Ryan Beck & Co. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development. BankAtlantic Bancorp is one of the largest financial institutions headquartered in the State of Florida.

     BankAtlantic, "Florida's Most Convenient Bank", provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division - BankAtlantic.com.

     Seven-Day Branch Banking- Monday through Sunday. Saturday branch lobby hours are 8:30 A.M. - 3:00 P.M., and drive-thru hours are 7:30 A.M. - 6:00 P.M. Sunday branch lobby hours are 11:00 A.M. - 4:00 P.M., and drive-thru hours are 11:00 A.M. - 4:00 P.M.

     Extended branch lobby hours are 8:30 A.M. - 5:00 P.M., Monday through Wednesday, and 8:30 A.M. - 8:00 P.M., Thursday and Friday. Extended drive-thru hours are 7:30 A.M. - 8:00 P.M., Monday through Wednesday, and 7:30 A.M. - 8:00 P.M., Thursday and Friday.

Levitt Companies is the parent company of Levitt and Sons and Core Communities.

     Levitt and Sons, America's oldest homebuilder and first to build planned suburban communities, currently develops single-family homes in its active adult residential developments throughout Florida.

     Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West - a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. New master-planned developments include Westchester, now under development on Florida's Treasure Coast in St. Lucie County, featuring 5,600 residences, a commercial town center and a world-class corporate park.

     Ryan Beck & Co. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research in the financial institutions, energy, healthcare, technology, and consumer product industries. Ryan Beck & Co. recently acquired certain assets and related entities from Gruntal & Co., LLC, including the acquisition of The GMS Group, LLC. The combined firm now has in excess of 600 retail account executives located in offices nationwide.

For further information, please visit our websites:
www.BankAtlantic.com
www.LevittandSons.com      www.CoreCommunities.com  www.LevittCommercial.com
www.RyanBeck.com           www.Cumber.com             www.GMSgroup.com

     * To receive  future news  releases or  announcements  directly  via email,
please   access  the  e-News   banner  on  the   Investor   Relations   page  at
www.BankAtlantic.com.

BankAtlantic Bancorp Contact Info:

     Investor Relations: Leo Hinkley, Tel: (954) 760-5317, Fax: (954) 760-5415, or InvestorRelations@BankAtlantic.com. Corporate Communications: Sharon Lyn,
Tel:  (954)  760-5402  or   CorpComm@BankAtlantic.com.   Public   Relations  for
BankAtlantic: Boardroom Communications, Tel: (954) 370-8999, Alison Steinberg: alison@boardroompr.com.

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